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                                                                  EXHIBIT 10.34B
                         KEWAUNEE SCIENTIFIC CORPORATION

                       AMENDMENTS DATED DECEMBER 17, 2002
                                     TO THE
                           401K INCENTIVE SAVINGS PLAN
                        FOR SALARIED AND HOURLY EMPLOYEES


1. The Entry Date for employee deferrals is changed from "January 1 and July 1 of each year, after six months of employment," to "three months of employment" and to "the first day of each month."

2.  The maximum deferral is raised from 15% to 60%.

3.  The Contact Name is changed from "James J. Rossi," to "Administrator."

4. Change to reflect severance pay is excluded from monies to be considered in any Company match.

5. The frequency for changing the percent deferred is changed from once a year to monthly, on a prospective basis.

6. Clarify that "qualified non-elective Employer Contributions shall be allocated to participants as a percentage of the lowest paid participants."

7. Change to allow in-bound rollovers of after-tax money from other qualified plans.

8. For hardship withdrawals, the minimum amount is changed to $500, down from $1,000.

9.  The coverage or eligibility requirement is changed from age 21 to 20.

10. Change to allow automated enrollments and educational services at no additional charge to the Company.

11. Change participant loans, after-tax withdrawals, and normal distributions due to terminations and/or retirements from sponsor (Kewaunee) approved transactions to pre-approved transactions.

12. Fidelity will restate the plan Documents and the Adoption Agreement to reflect the above changes, as well as certain deminimis administrative changes and/or GUST changes previously approved.

All the amendments would be effective as of January 1, 2003, except those that are affected by the elimination of the annuities distribution amendment, which would be effective on February 10, 2003.